Exhibit 10.21

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Mondee Holdings, Inc., a Delaware corporation (the “Company”), and Orestes Fintiklis (“Executive”) effective as of July 19, 2022 (the “Effective Date”). As provided for in Section 17, this Agreement supersedes all prior employment agreements between the Company and Executive.

1.Employment. During the Employment Period (as defined in Section 4), the Company shall employ Executive and Executive shall serve as Chief Corporate Strategy and Business Development Officer of the Company and in such other position or positions as may be assigned from time to time by the Company or the Company’s Chief Executive Officer (the “CEO”).

2.Duties and Responsibilities of Executive.

(a)During the Employment Period, Executive shall devote Executive’s best efforts and appropriate business time and attention to the businesses of the Company and its direct and indirect subsidiaries as may exist from time to time, including the Company (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the Company or the CEO from time to time. For the avoidance of doubt, Executive shall not be required to work full-time for the Company or be present in the office of the Company for more than 5 business days per calendar month. Executive’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Executive by the Company or the CEO from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Executive may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; (iii) with the prior written consent of the Company’s Board of Directors (the “Board”), engage in other personal and passive investment activities, and (iv) Executive shall continue managing Ithaca Capital Partners in substantially the same role as in effect on the Effective Date (the “Ithaca Services”), in each case, so long as such ownership, interests or activities do not interfere with Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement and are not inconsistent with Executive’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.

(b)Executive hereby represents and warrants that Executive is not the subject of, or a party to, any non-competition, non-solicitation, non-disclosure, restrictive covenant or other agreement, obligation or restriction that would prohibit Executive from executing this Agreement or fully performing each of Executive’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Executive hereunder. Executive expressly acknowledges and agrees that Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer or other third party in the course of performing services for any member of the Company Group, and Executive promises that Executive shall not do so. Executive shall not introduce documents or other materials containing confidential information of any prior employer or other third party to the premises or property (including computers and computer systems) of any member of the Company Group.

(c)Executive owes each member of the Company Group fiduciary duties (including (i) duties of care, loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes each member of the Company Group under statutory and common law.

3.Compensation.

(a)Base Salary. During the Employment Period, the Company shall pay to Executive an annualized base salary of $100,000 (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated executives as may exist from time to time, but no less frequently than monthly.

(b)Earn-Out Shares. The Company shall issue to Executive 900,000 shares of the Company’s common stock, par value $0.0001 per share (the “Earn-Out Shares”), pursuant and subject to that certain Earn-Out Agreement, dated as of December 20, 2021 by and among ITHAX Acquisition Corp., and certain persons listed on Schedule A thereto (the “Earn-Out Agreement”). The Earn-Out Shares are subject to all terms and conditions of the Earn-Out Agreement, including the vesting and forfeiture terms thereof, which Executive acknowledges receipt of, and agrees to become bound by and a party thereto. Executive agrees to sign such documents and take such actions as may be reasonably requested by the Company (such as but not limited to executing a joinder agreement) in relation to the Earn-Out Agreement. In addition to being subject to those vesting and forfeiture terms in the Earn-Out Agreement, the Earn-Out Shares, will be forfeited and/or clawed-back by the Company as follows:

(i)If, prior to July 18, 2023, Executive’s employment is terminated due to (A) his voluntary resignation, or (B) termination by the Company for Cause (as defined herein), then all of such Earn-Out Shares shall be forfeited (and, for clarity, to the extent the Earn-Out Shares have previously vested in accordance with the terms of the Earn-Out Agreement, they will nevertheless be clawed back by the Company and promptly returned by Executive).

(ii)If, after July 18, 2023 but before July 18, 2024, Executive’s employment is terminated due to (A) his voluntary resignation, or (B) termination by the Company for Cause, then two-thirds (2/3rds) of such Earn-Out Shares shall be forfeited (and, for clarity, to the extent the Earn-Out Shares have previously vested in accordance with the terms of the Earn-Out Agreement, two-thirds (2/3rds) thereof will nevertheless be clawed back by the Company and promptly returned by Executive).

(iii)If, after July 18, 2024 but before July 18, 2025, Executive’s employment is terminated due to (A) his voluntary resignation, or (B) termination by the Company for Cause, then one third (1/3rd) of such Earn-Out Shares shall be forfeited (and, for clarity, to the extent the Earn-Out Shares have previously vested in accordance with the terms of the Earn-Out Agreement, one third (1/3rd) thereof will nevertheless be clawed back by the Company and promptly returned by Executive).

(iv)For clarity, there shall be no forfeiture or clawback of Earn-Out Shares pursuant to this Section 3(b) if (A) Executive’s employment is terminated by the Company without Cause, (B) Executive’s employment is terminated due to his death or Disability (as defined herein), or (C) Executive’s employment is terminated for any reason after July 18, 2025; provided, however, that, in any such case, the Earn-Out Shares remain subject to all vesting, forfeiture, and other terms and conditions of the Earn-Out Agreement.

4.Term of Employment. The term of Executive’s employment under this Agreement shall commence on Effective Date and continue until Executive’s employment is terminated in accordance with Section 7. The period from the Effective Date through the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.Business Expenses. Subject to Section 23, the Company shall reimburse Executive for Executive’s reasonable and documented out-of-pocket business-related expenses actually incurred in the performance of Executive’s duties under this Agreement so long as such expenses are consistent with the Company’s expense policy as in effect from time to time and Executive timely submits all documentation for such expenses, as required by such policy. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for any expenses incurred after the date of Executive’s termination of employment with the Company.

6.Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans and programs in which other similarly situated executives within the Company are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy.

7.Termination of Employment.

(a)Company’s Right to Terminate for Convenience or for Cause. The Company shall have the right to terminate Executive’s employment at any time and for any reason, or no reason at all, upon forty-five (45) days’ written notice to Executive. Additionally, the Company shall have the right to terminate Executive immediately for “Cause”.

(b)Death or Disability. Upon the death or Disability of Executive, Executive’s employment with the Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall exist if the Board determines that Executive is unable to perform the essential functions of Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues for a period in one hundred-twenty (120) consecutive days (or for any longer period as may be required by applicable law), in any twelve (12)-month period.

(c)Executive’s Right to Terminate for Convenience. Executive shall have the right to terminate Executive’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon forty-five (45) days’ advance written notice to the Company; provided, however, that if Executive has provided notice to the Company of Executive’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)) and any requirement to continue salary or benefits shall cease as of such earlier date.

(d)Effect of Termination. In the event of a termination of employment, whether under Section 7(a), 7(b), or 7(c) above, the Company’s sole obligations to Executive shall be to pay Base Salary and other benefits accrued through the effective date of termination, and any continuation coverage or paid time off or similar payments required by law.

(e)Cause Defined. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s material breach of this Agreement or any other written agreement between Executive and one or more members of the Company Group, including Executive’s material breach of any representation, warranty or covenant made under any such agreement; (ii) Executive’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to Executive, including any policy or code of conduct provision relating to discrimination, harassment or retaliation; (iii) Executive’s personal violation of any material law applicable to the workplace or any member of the Company Group (including any law regarding anti-discrimination, anti-harassment or anti-retaliation); (iv) Executive’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement that has or could reasonably be expected to have an adverse effect on any member of the Company Group; (v) the commission by Executive of, or conviction or indictment of Executive for, or plea of nolo contendere by Executive to, any felony (or state law equivalent) or any crime or act involving moral turpitude; or (vi) Executive’s willful failure or refusal, other than due to Disability, to perform Executive’s obligations pursuant to this Agreement or to follow any lawful directive from his supervisors, as determined by the Company in its sole discretion; provided, however, that if Executive’s actions or omissions as set forth in this Section 7(e)vi) are of such a nature that the Company reasonably determines that they are curable by Executive, such actions or omissions must remain uncured thirty (30) days after the

Company first provided Executive written notice of the obligation to cure such actions or omissions.

8.Disclosures.

(a)Executive hereby represents and warrants that as of the Effective Date, there exist (i) no actual or potential Conflicts of Interest (as defined herein) and (ii) no current or pending lawsuits, claims or arbitrations filed by, against or involving Executive or any trust or vehicle owned or controlled by Executive.

(b)Promptly (and in any event, within three (3) business days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim or arbitration filed by, against or involving Executive or any trust or vehicle owned or controlled by Executive, in each case, Executive shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board.

(c)A “Conflict of Interest” shall exist when Executive engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Executive’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.

9.Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined herein). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment, Executive shall comply with this Section 9.

(a)Both during the Employment Period and thereafter, except as expressly permitted by this Agreement, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive acknowledges and agrees that Executive would inevitably use and disclose Confidential Information in violation of this Section 9 if Executive were to violate any of the covenants set forth in Section 10. Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive’s duties on behalf of the Company Group, Executive shall not remove from facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company Group. The covenants of this Section 9(a)  shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b)Notwithstanding any provision of Section 9(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i)disclosures to other employees, officers or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties under this Agreement and is in the best interests of the Company Group;

(iii)disclosures and uses that are approved in writing by the Board; or

(iv)disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c)Upon the expiration of the Employment Period, and at any other time upon request of the Company, Executive shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d)“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed by or otherwise affiliated with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (B) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.

(e)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

10.Non-Competition; Non-Solicitation.

(a)The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information, clients and customers and as an express incentive for the Company to enter into this Agreement and employ Executive, Executive has voluntarily agreed to the covenants set forth in this Section 10. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b)During the Prohibited Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i)engage in or participate in (or prepare to engage in or participate in) the Business within the Market Area, which prohibition shall prevent Executive from directly or indirectly: (A) owning, investing in, controlling, managing, operating, participating in, lending Executive’s name to, contributing to, providing assistance to or being an officer or director of, any person or entity engaged in or planning to engage in the Business in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise rendering services for or being affiliated with or engaged by, any person or entity engaged in, or planning to engage in, the Business in the Market Area in any capacity (with respect to this clause (B)) in which Executive’s customer or client relationships, duties or responsibilities are the same as or similar to the customer or client relationships, duties or responsibilities that Executive had on behalf of any member of the Company Group;

(ii)appropriate or interfere with or attempt to appropriate or interfere with any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii)solicit, canvass, approach, encourage, entice or induce any customer, vendor or supplier of any member of the Company Group with whom Executive had contact (including oversight responsibility) or learned Confidential Information about during Executive’s employment with any member of the Company Group to cease or lessen such customer’s, vendor’s or supplier’s business with any member of the Company Group or otherwise adversely affect such relationship, or attempt to do any of the foregoing; or

(iv)solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group, or hire or retain any such employee or contractor.

Notwithstanding the foregoing, nothing herein shall not limit Executive’s ability to accept employment and perform work with any person or entity where (x) the services provided by Executive to such person or entity are not, and do not directly or indirectly benefit any division or business of such person or entity that is, in competition with the Business or any other material business in which a member of the Company Group has made a significant financial investment on or prior to the date of termination to be engaged in on or after such date and (y) Executive does not own more than 5% of the equity securities of such person or entity. Additionally, nothing herein shall limit Executive’s ability to perform the Ithaca Services.

(c)Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. Executive further agrees that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10, and that Executive will reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 10 if Executive challenges the reasonableness or enforceability of any of the provisions of this Section 10.

(d)The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e)The following terms shall have the following meanings:

(i)“Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the Employment Period.

(ii)“Business Opportunity” shall mean any actual or potential commercial, investment or other business opportunity of any member of the Company Group or relating to the Business about which Executive learned

Confidential Information during Executive’s employment with any member of the Company Group.

(iii)“Market Area” shall mean each jurisdiction in which the Company Group operates as of the date the Executive is no longer employed by any member of the Company Group.

(iv)“Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of 12-months following the date that Executive is no longer employed by any member of the Company Group.

(f)Executive undertakes and agrees that following the date that Executive is no longer employed by any member of the Company Group and prior to entering into any relationship with any other party to serve as an officer, director, employee, consultant, partner, advisor, joint-venturer or in any other capacity with any other person or entity, Executive shall disclose to such other party the terms of the restrictive covenants set forth herein and hereby consents to the Company making any related disclosures.

11.Ownership of Intellectual Property.

(a)Executive agrees that the Company shall own, and Executive shall (and hereby does) assign, all right, title and interest relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support Executive’s disclosure obligation herein, Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by Executive (solely or jointly with others) during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times. For the elimination of doubt, the foregoing ownership and assignment provisions apply without limitation to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world.

(b)All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Executive to the Company, Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c)Executive recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Executive developed entirely on Executive’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d)To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Executive retain any Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e)Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, Moral Rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(f)In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, Moral Right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property, Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, Moral Rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Executive. For the avoidance of doubt, the provisions of this Section 11(f) apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.

(g)In the event that Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to assign said contracts or agreements, or if Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Executive’s termination, Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

12.Arbitration.

(a)Subject to Section 12(b), any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by confidential arbitration in the State of Texas in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 12, each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be shared equally by the Company and Executive.

(b)Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12.

(c)By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d)Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 12 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

13.Defense of Claims; Cooperation. During the Employment Period and thereafter, upon request from the Company, Executive shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Executive’s actual or prior areas of responsibility or knowledge. Executive shall further provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter (whether conducted by or before any court, arbitrator, regulatory, or governmental entity, or by or on behalf of any Company Group member), that relates to Executive’s actual or prior areas of responsibility or knowledge.

14.Withholdings; Deductions. The Company is authorized to withhold and deduct from any benefits, amounts, or payments related to this Agreement or Executive’s employment (a) all federal, state, local and other taxes and (b) any applicable deductions or withholdings.

15.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16.Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Tennessee.

17.Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof; provided, however, that the provisions of this Agreement are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between Executive and any member of the Company Group that create restrictions on Executive with respect to confidentiality, non-disclosure, non-competition, non-solicitation or non-disparagement. Without limiting the scope of the preceding sentence, except as otherwise expressly provided in this Section 17, all understandings and agreements preceding the Effective Date and relating to the subject matter hereof are hereby null and void and of no further force or effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Executive’s employment (including Executive’s compensation) with any member of the Company Group. This Agreement may be amended only by a written instrument executed by both parties hereto.

18.Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19.Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement without Executive’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

20.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) or email on a business day to the number or email address set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission or email after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by express overnight courier service, or (d) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Mondee Holdings, Inc.

10800 Pecan Park Blvd., Suite 315

Austin, TX 78750

With copies (which shall not itself constitute notice) to:

Hutchison PLLC

700 Corporate Center Drive, Suite 250

Raleigh, North Carolina 27607

Attention: John Rudd

E-Mail: JRudd@hutchlaw.com

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

Attention: Lynwood E. Reinhardt

Email: LReinhardt@reedsmith.com

If to Executive, addressed to:

Orestes Fintiklis

655 Warren Lane

Miami, FL 33149

Email: Orestes@ithacacapitalpartners.com

21.Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto. Electronic copies shall have the same force and effect as the originals.

22.Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive’s employment with the Company or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative. Executive agrees to take any further actions that any member of the Company Group reasonably requests to effectuate or document the foregoing.

23.Section 409A. Notwithstanding any provision of this Agreement to the contrary:

(a)All provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable U.S. Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)If any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Executive’s separation from service (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

24.Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code. The reduction of payments and benefits hereunder shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require any member of the Company Group to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

25.Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by any member of the Company Group, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, each member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

26.Effect of Termination. The provisions of Sections 7, 9-14 and 22, 24 and 25 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

27.Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 8, 9, 10, 11, 12 and 22 and shall be entitled to enforce such obligations as if a party hereto.

28.Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. It is the intention of the parties that any such invalid or unenforceable provision be reformed and enforced to the fullest extent permitted by law.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EXECUTIVE

/s/ Orestes Fintiklis
Orestes Fintiklis

MONDEE HOLDINGS, INC.

By:	/s/ Prasad Gundumogula
Name: Prasad Gundumogula
Title: Chief Executive Officer

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT